UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2015

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.03 of this Current Report is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and Senior Notes

As previously disclosed, on April 14, 2015 Carrizo Oil & Gas, Inc. (the “Company”) and its wholly owned subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo Marcellus Holding Inc., CLLR, Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC (collectively, the “Subsidiary Guarantors”) entered into an Underwriting Agreement with RBC Capital Markets, LLC, Wells Fargo Securities LLC, Credit Suisse Securities (USA) LLC, BBVA Securities Inc., Capital One Securities, Inc. and Credit Agricole Securities (USA) Inc., as representatives of the several underwriters, pursuant to which the Company agreed to sell $650.0 million aggregate principal amount of the Company’s 6.25% Senior Notes due 2023 (the “Senior Notes”). The offering closed on April 28, 2015. A legal opinion related to the Senior Notes is filed herewith as Exhibit 5.1.

The Senior Notes were issued pursuant to the indenture dated as of May 28, 2008, among the Company, certain of its subsidiaries named therein and the Trustee (the “Base Indenture”), as supplemented by the sixteenth supplemental indenture thereto dated as of April 28, 2015 (together, the “Indenture”). The Senior Notes are general unsecured senior obligations of the Company. The Senior Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Subsidiary Guarantors and certain future subsidiaries of the Company. The Senior Notes rank equal in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any future subordinated indebtedness of the Company. The Senior Notes are effectively junior in right of payment to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness, and to any indebtedness and other liabilities of any non-guarantor subsidiaries. The subsidiary guarantees rank equal in right of payment with all existing and future senior indebtedness of each Subsidiary Guarantor, and senior in right of payment to any future subordinated indebtedness of each Subsidiary Guarantor. The subsidiary guarantees are effectively junior in right of payment to any secured indebtedness of each Subsidiary Guarantor to the extent of the collateral securing such indebtedness.

Interest and Maturity

The Senior Notes will mature on April 15, 2023 and interest on the Senior Notes is payable in cash semi-annually in arrears on each April 15 and October 15, commencing October 15, 2015. Interest will be payable to holders of record on the April 1 and October 1 immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to April 15, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes issued under the Indenture at a redemption price of 106.250% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by the Company, provided that:

•	at least 65% of the aggregate principal amount of Senior Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Senior Notes held by the Company and its subsidiaries); and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.

Prior to April 15, 2018 the Company may redeem all or part of the Senior Notes upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date.

On and after April 15, 2018, the Company may redeem all or a part of the Senior Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the Senior Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR	PERCENTAGE
2018	104.688%
2019	103.125%
2020	101.563%
2021 and thereafter	100.000%

Change of Control

If a Change of Control (as defined in the Indenture) occurs, each holder of Senior Notes may require the Company to repurchase all or a portion of that holder’s Senior Notes for cash at a price equal to 101% of the aggregate principal amount of the Senior Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the repurchase date).

Certain Covenants

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	pay distributions on, purchase or redeem the Company’s common stock or other capital stock or redeem its subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue certain types of equity securities;

•	create certain liens;

•	sell assets;

•	consolidate, merge or transfer all or substantially all of the Company’s assets;

•	enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the Senior Notes may declare the Senior Notes immediately due and payable, except that a default resulting from a bankruptcy, insolvency or reorganization with respect to the Company, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all Senior Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest on the Senior Notes;

•	default in payment when due of the principal of, or premium, if any, on the Senior Notes;

•	failure by the Company to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of the Company’s assets or failure by the Company to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture;

•	failure by the Company for 120 days after notice to comply with its reporting obligations under the Indenture;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium on such indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $30 million or more, subject to cure and waiver provision;

•	failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $30 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.

The foregoing description of the Indenture and the Senior Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which components are exhibits to this Current Report and incorporated by reference herein.

Item 8.01 Other Events.

The previously announced tender offer by the Company for up to $600.0 million aggregate principal amount of its outstanding 8.625% Senior Notes due 2018 (the “8.625% senior notes”) expired at 5:00 p.m., New York City time, on April 23, 2015 (the “Expiration Date”). Carrizo has accepted for purchase $264,202,000 aggregate principal amount of 8.625% senior notes that were validly tendered and not withdrawn as of the Expiration Date for an aggregate consideration of approximately $264,202,000 plus accrued and unpaid interest on the 8.625% senior notes. Upon the terms and subject to the conditions specified in the Offer to Purchase dated April 14, 2015, the Company accepted for payment, and made payment for, all such tendered 8.625% senior notes.

On April 23, 2015, the Company issued a press release announcing the results of the tender offer. The press release is filed as Exhibit 99.1 to this report and is incorporated by reference in its entirety to this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture between Carrizo Oil & Gas, Inc., the subsidiaries named therein and Wells Fargo Bank, National Association, as trustee, dated as of May 28, 2008 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2008).

4.2	Sixteenth Supplemental Indenture among Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, dated as of April 28, 2015.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

99.1	Press Release announcing expiration and results of tender offer for senior notes issued by Carrizo Oil & Gas, Inc., on April 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: April 28, 2015

Exhibit Index

Exhibit Number	Description

4.1	Indenture between Carrizo Oil & Gas, Inc., the subsidiaries named therein and Wells Fargo Bank, National Association, as trustee, dated as of May 28, 2008 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2008).

4.2	Sixteenth Supplemental Indenture among Carrizo Oil & Gas, Inc., the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, dated as of April 28, 2015.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

99.1	Press Release announcing expiration and results of tender offer for senior notes issued by Carrizo Oil & Gas, Inc., on April 23, 2015.